EXHIBIT 10.23

WEBSITE AND PRODUCT BUSINESS ASSET PURCHASE AGREEMENT

This Website and Product Business Asset Purchase Agreement (the “Agreement”) is made effective on this 15th day of September, 2014, by and between Jason Crawford, of 5848 Hoy Road, Wooster, OH 44691 (the “Seller”), and Bright Mountain, LLC of 6400 Congress Avenue, Boca Raton, FL 33487 (the “Buyer”).

WEBSITE PURCHASE

Subject to the terms and conditions contained in this Agreement the Seller hereby sells and transfers to the Buyer any and all of Seller’s rights, title and interest in and to the Internet Domain Names, LEWTFM.COM, lewtfm.3dcartstores.com, and Police Blotter and all of their respective contents (the “Websites”), and any other rights associated with the Websites, including, without limitation, any intellectual property rights, all related domains, logos, customer lists, email lists, passwords, usernames, and trade names; and all of the related social media accounts including but not limited to, Facebook, Instagram, Twitter, and Pinterest at closing.

PRODUCT BUSINESS PURCHASE

Subject to the terms and conditions contained in this Agreement the Seller hereby Sells and transfers to the Buyer the tee-shirt and hooded sweatshirt business (the “Product Business”) as marketed under the urls lewtfm.com and lewtfm.3dcartstores.com further described as Exhibit A attached hereto and incorporated herein at closing. The sale of the business does not include any manufacturing equipment, inventory, cash, or accounts receivable. Seller will continue producing tee shirts and hooded sweatshirts for Buyer for three years as per pricing in Exhibit A and shall begin invoicing Buyer monthly beginning October 1, 2014. $2.50 will be added to Exhibit A tee shirt pricing for shipping and handling and $5.35 to $9.00, depending on geographic zone will be added to hooded sweatshirts for shipping and handling. Most items will ship in 3 to 5 days. Revenue for all sales after closing shall be transferred to Buyer. Customer returns and customer credits or refunds for sales occurring prior to closing will be the responsibility of Seller.

PAYMENT TERMS

In consideration for the sale of the Websites and Product Business described above the Buyer agrees to pay the Seller the amount of One Hundred Twenty Thousand Dollars (US $120,000.00) at the September 15, 2014 closing.  Buyer shall deliver payment to Seller via wire transfer.

SELLER’S OBLIGATIONS

Seller agrees to facilitate and expedite transfer of all Website and Product Business Assets listed above at closing. Further, Seller agrees to make himself available, at mutually acceptable times, for 1 to 2 hours per week by telephone as set forth in the consulting agreement between Seller and Buyer being executed simultaneously with this contract.

REPRESENTATIONS AND WARRANTIES BY THE SELLER

a) The Seller has all necessary right, power and authorization to sign and perform all the obligations under this Agreement.

b) The Seller has the exclusive ownership of the Websites and Product Business and there are no current disputes or threat of disputes with any third party over the proprietary rights to the Websites or any of the Website’s content or Product Business activities.

c) The execution and performance of this Agreement by the Seller will not constitute or result in a violation of any material agreement to which the Seller is a party.

INDEMNITY

The Seller shall indemnify and hold harmless the Buyer against all damages, losses or liabilities which may arise with respect to the Websites or Product Business its use, operation or content caused by Seller until November 15, 2014.

ADDITIONAL DOCUMENTS

Seller agrees to cooperate with Purchaser and take any and all actions necessary to transfer and perfect the ownership of the Website Registration and Hosting from Seller to Buyer, including providing all necessary passwords and usernames on the closing date and thereafter. Further, Seller agrees to cooperate with Buyer to timely transfer all aspects of the Product Business to Buyer.

REVENUE HISTORY

The approximate total revenue of the Product Business for 2013 was $123,000.

NON COMPETE

Seller agrees not to compete with Bright Mountain, LLC with any website similar to lewtfm.com, lewtfm.3dcartstores.com, Police Blotter, or the Product Business in any internet sale.

NOTICE

All notices required or permitted under this Agreement shall be deemed delivered when delivered in person or by mail, e-mail, postage prepaid, addressed to the appropriate party at the address shown for that party at the beginning of this Agreement.

ENTIRE AGREEMENT AND MODIFICATION

This Agreement constitutes the entire agreement between the parties. No modification or amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement replaces any and all prior agreements between the parties.

INVALIDITY OR SEVERABILITY

If there is any conflict between any provision of this Agreement and any law, regulation or decree affecting this Agreement, the provision of this Agreement so affected shall be regarded as null and void and shall, where practicable, be curtailed and limited to the extent necessary to bring it within the requirements of such law, regulation or decree but otherwise it shall not render null and void other provisions of this Agreement.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

Signed this 15th day of September, 2014.

Seller:	Jason Crawford

Signature:	/s/ Jason Crawford

Buyer:	Bright Mountain, LLC

By:	W. Kip Speyer, President

Signature:	/s/ W. Kip Speyer

EXHIBIT A